EXHIBIT 23.2

CONSENT OF UNITED ENERGY DEVELOPMENT CONSULTANTS, INC. INDEPENDENDENT PETROLEUM ENGINEERING & GEOLOGICAL CONSULTING FIRM

UEDC, as an independent petroleum engineering and geological consulting firm, hereby consents to the use of its Geologic Evaluation, dated September 22, 2005 for the Crawford Prospect Area, Pennsylvania; its Geologic Evaluation, dated September 22, 2005, for the Fayette Prospect Area, Pennsylvania; its Geologic Evaluation, dated September 22, 2005, for the Knox Prospect Area, Tennessee; its Geologic Evaluation, dated September 22, 2005, for the McKean Prospect Area, Pennsylvania; its Geologic Evaluation, dated September 22, 2005, for the Armstrong Prospect Area, Pennsylvania in the Registration Statement and any supplements there to, including post-effective amendments, for Atlas America Public #15-2005 (A) L.P., and to all references to UEDC as having prepared such report and as an expert concerning such report.

UEDC, Inc.

/s/ Robin Anthony

Robin Anthony, Geologist

Pittsburgh, Pennsylvania